Exhibit 99.1

News Release

For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI ANNOUNCES RESIGNATION OF CHARLES T. SALDARINI AS CHIEF
EXECUTIVE OFFICER AND APPOINTMENT OF LARRY ELLBERGER AS
INTERIM CHIEF EXECUTIVE OFFICER

Saddle River, NJ— (October 21, 2005) PDI, Inc. (NASDAQ: PDII) today announced that its Board of Directors has appointed Larry Ellberger as the company’s interim Chief Executive Officer.  Mr. Ellberger succeeds Charles T. Saldarini, who has resigned effective immediately, as the company’s Vice Chairman and Chief Executive Officer.  In addition, Mr. Saldarini has resigned from the company’s Board of Directors.

Mr. Ellberger is currently Executive Vice President and Chief Administrative Officer of the company.  From February 2003 through August 2005, when he joined PDI’s management team, Mr. Ellberger was a Director and Chairman of PDI’s Audit Committee.  From November 1996 through May 1999, Mr. Ellberger served as Chief Financial Officer of W.R. Grace and was interim CEO for six months.

John P. Dugan, Chairman of the Board and founder of PDI stated, “I would like to thank Chuck for his many years of valuable and dedicated service to PDI and I wish him well in his future endeavors. Chuck’s leadership and direction helped create the U.S. contract sales industry and PDI’s leadership position within the industry.”

Mr. Dugan continued, “We are pleased that we have someone with Larry’s talent, experience and knowledge of PDI to assume the role of interim Chief Executive Officer to lead PDI and drive shareholder value until we have completed our search for a permanent CEO. I believe strongly in the future of our contract sales services, and our marketing services businesses, and in PDI’s ability to compete and win in the marketplace.”

Mr. Saldarini commented, “I would like to thank the Board, our clients and our employees for the opportunity to lead and shape PDI throughout my tenure. I am confident in PDI’s strategy and believe we are implementing the right structure, and attracting the right talent to enhance value for PDI stockholders.”

About PDI

PDI, Inc. (NASDAQ: PDII) is a diversified sales and marketing services provider to the biopharmaceutical and medical devices and diagnostics industries.  PDI’s comprehensive set of sales and marketing solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability.  Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

PDI’s sales and marketing services include dedicated contract sales, Select Access™, our targeted sales solution that leverages an existing infrastructure, clinical sales teams; marketing research and consulting; and medical education and communications.  The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

PDI’s commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients.  Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry.  Recognized as an industry pioneer, PDI remains committed to continued innovation.

For more information, visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance.  These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, changes in our operating expenses, adverse patent rulings, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, and the risk factors detailed from time to time in PDI’s periodic filings with the Securities and Exchange Commission, including without limitation, PDI’s Annual Report on Form 10-K for the year ended December 31, 2004, and PDI’s periodic reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2005.  The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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